Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 24, 2016, setting forth by month the number of individual smoking and health cases and “Lights/Ultra Lights” cases against Philip Morris USA Inc. that are scheduled for trial through December 31, 2016.

2016

Engle progeny

October	1

November	2

December	2

As of October 24, 2016, there is one Engle progeny case in trial.

Other Individual Smoking & Health

October	0

November	0

December	0

As of October 24, 2016, there is one non-Engle progeny case in trial.

“Lights/Ultra Lights”

October	0

November	0

December	0

As of October 24, 2016, there were no “Lights/Ultra Lights” cases in trial.